Exhibit 99.1

REVOCABLE PROXY

RENEWABLE ENERGY GROUP, INC.

SPECIAL MEETING OF STOCKHOLDERS

Date: December 16, 2009

Time: 10:00 a.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder of record hereby appoints Jeffrey Stroburg and Daniel Oh, and either of them, with full power of substitution, as Proxies for the stockholder, to attend the Special Meeting of the Stockholders of Renewable Energy Group, Inc. (the “Company”), to be held at 416 South Bell Avenue, Ames, Iowa 50010 on December 16, 2009 at 10:00 a.m., local time, and any adjournments thereof, and to vote all shares of the common stock and preferred stock of the Company that the stockholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the stockholder of record. If no direction is made, this Proxy will be voted FOR all Proposals.

1.	To consider and vote upon a proposal to approve and adopt the Second Amended and Restated Agreement and Plan of Merger, executed November 20, 2009, dated and effective as of the original execution date, May 11, 2009, by and among REG Newco, Inc., a Delaware corporation, REG Merger Sub, Inc., a Delaware corporation, and Renewable Energy Group, Inc., a Delaware corporation.

2.	To consider and vote upon a proposal to approve the adjournment or postponement of the special meeting to a later date, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Second Amended and Restated Agreement and Plan of Merger.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED

POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY

TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

À	FOLD AND DETACH HERE	À

RENEWABLE ENERGY GROUP, INC. — SPECIAL MEETING

YOUR VOTE IS IMPORTANT!

Please mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

z	REVOCABLE PROXY	{
☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	Renewable Energy Group, Inc. Special Meeting of Stockholders DATE ,

	For	Against	Abstain

1. Proposal to approve and adopt the Second Amended and Restated Agreement and Plan of Merger, executed November 20, 2009, dated and effective as of the original execution date, May 11, 2009, by and among REG Newco, Inc., a Delaware corporation, REG Merger Sub, Inc., a Delaware corporation, and Renewable Energy Group, Inc., a Delaware corporation.

2. Proposal to approve the adjournment or postponement of the special meeting to a later date, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Second Amended and Restated Agreement and Plan of Merger.

	☐ ☐	☐ ☐	☐ ☐
The Board of Directors recommends a vote “FOR” proposals 1 and 2 listed above.	☐	☐	☐
Mark here if you plan to attend the meeting Mark here for address change and note change	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
	☐	☐	☐
	☐	☐	☐

Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign.

Please be sure to date and sign	Date
this proxy card in the box below.

Sign above

x	IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW	y

¿            FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL            ¿

PROXY VOTING INSTRUCTIONS

Your vote is important!